As filed with the Securities and Exchange Commission on December 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	98-1254807
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address of Principal Executive Offices including Zip Code)

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

(Full Title of the Plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond	Patricia H. McCall
Latham & Watkins LLP	Rebecca Boyden
140 Scott Drive	c/o Broadcom Limited
Menlo Park, California 94025	1320 Ridder Park Drive
Telephone: (650) 328-4600	San Jose, California, 95131
Facsimile: (650) 463-2600	(408) 435-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Ordinary Shares, No Par Value
Avago Technologies Limited 2009 Equity Incentive Award Plan	6,000,000(2)	$179.77	$1,078,620,000	$125,012
Broadcom Corporation 2012 Stock Incentive Plan	12,195,965(3)	$179.77	$2,192,468,629	$254,108
Total	18,195,965		$3,271,088,629	$379,120

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of the Registrant that will be issuable under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”) and the Broadcom Corporation Stock Incentive Plan (the “2012 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares of the Registrant.
(2)	Represents 6,000,000 Ordinary Shares issuable under the 2009 Plan.
(3)	Represents 12,195,965 Ordinary Shares issuable under the 2012 Plan.
(4)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on The Nasdaq Global Select Market on December 19, 2016.

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the Plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference to otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

By a registration statement on Form S-8 filed with the SEC on February 2, 2016, File No. 333-209331 (the “Prior Registration Statement”), Broadcom Limited (the “Registrant,” “we,” “us” or “our”) registered an aggregate of 32,761,012 ordinary shares, no par value (the “Ordinary Shares”), issuable under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”) and 79,306,533 Ordinary Shares issuable under the Broadcom Corporation 2012 Stock Incentive Plan (the “2012 Plan”). The Prior Registration Statement also registered an aggregate of 641,508 Ordinary Shares issuable under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan,” and together with the Executive Plan, the “Prior Plans”), which shares become available for issuance under the 2009 Plan to the extent awards under the Prior Plans are forfeited or lapsed unexercised and the underlying Ordinary Shares are not issued under the Prior Plans. The Prior Registration Statement is currently effective.

The Registrant is hereby registering an additional (i) 6,000,000 Ordinary Shares under the 2009 Plan, which are currently available for issuance under the 2009 Plan due to an automatic annual increase provision in the 2009 Plan, and (ii) 12,195,965 Ordinary Shares under the 2012 Plan, which are available for issuance under the 2012 Plan on January 3, 2017 due to an automatic annual increase provision in the 2012 Plan.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference in this registration statement on Form S-8.

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016, filed with the Commission on December 23, 2016.

(b)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed on November 2, 2016, November 30, 2016 and December 8, 2016 (except with respect to information furnished under Items 2.02 or 7.01 and related exhibit furnished pursuant to Item 9.01).

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 28, 2015 under the heading “Description of Holdco Share Capital” and in the Form 8-K12B filed on February 2, 2016.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such

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shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except that any portion of any annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, whether specifically listed above or filed in the future, that is not deemed filed under the such provisions shall not be incorporated therein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

See Index to Exhibits herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 22nd day of December 2016.

BROADCOM LIMITED

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Thomas H. Krause, Jr., Patricia H. McCall and Kirsten M. Spears, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2016

/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.	Chief Financial Officer (Principal Financial Officer)	December 22, 2016

/s/ Kirsten Spears Kirsten Spears	Principal Accounting Officer	December 22, 2016

/s/ James V. Diller James V. Diller	Chairman of the Board of Directors	December 22, 2016

/s/ Lewis C. Eggebrecht Lewis C. Eggebrecht	Director	December 22, 2016

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director	December 22, 2016

/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	December 22, 2016

/s/ Check Kian Low Check Kian Low	Director	December 22, 2016

/s/ Donald Macleod Donald Macleod	Director	December 22, 2016

/s/ Peter J. Marks Peter J. Marks	Director	December 22, 2016

/s/ Justine Page Justine Page	Director	December 22, 2016

/s/ Henry Samueli Henry Samueli	Director	December 22, 2016

/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.	Authorized Representative in the United States	December 22, 2016

INDEX TO EXHIBITS

EXHIBIT

4.1	Constitution of Broadcom Limited (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 1, 2016)

4.2	Amended and Restated Broadcom Limited 2009 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to Avago Technologies Limited’s Registration Statement on Form S-1 (File No. 333-153127) filed on July 27, 2009)

4.3	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to Broadcom Corporation’s Annual Report on Form 10-K (File No. 000-23993) filed on January 29, 2015)

4.4	Amendment to Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.50 to Broadcom Limited’s Annual Report on Form 10-K (File No. 001-67690) filed on December 23, 2016)

5.1	Opinion of Allen & Gledhill LLP Advocates and Solicitors, Singapore

23.1	Consent of Allen & Gledhill LLP Advocates and Solicitors, Singapore (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)